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                     January 27, 2022

       David M. Wehner
       Chief Financial Officer
       Meta Platforms, Inc. (f/k/a Facebook, Inc.)
       1601 Willow Road
       Menlo Park, CA 94025

                                                        Re: Meta Platforms,
Inc. (f/k/a Facebook, Inc.)
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            File No. 001-35551

       Dear Mr. Wehner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Michael Kaplan